DISTRIBUTION PLAN

Class L Shares of

Pathway Capital Opportunity Fund, Inc.

DISTRIBUTION PLAN made as of October 25, 2017, for Pathway Capital Opportunity Fund, Inc. (the "Fund") on behalf of its Class L shares.

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the "Act"), as a closed-end investment company that has adopted a fundamental policy pursuant to rule 23c-3 under the Act to repurchase its shares at periodic intervals (an “interval fund”) and which offers for public sale shares of common stock (the "Shares"); and

WHEREAS, the Fund has entered into an Dealer Manager Agreement (the "Dealer Manager Agreement"), as amended from time to time, with a distributor to the Fund (the "Distributor") pursuant to which Distributor has agreed to serve as the distributor of the Shares of the Fund; and

WHEREAS, the Fund desires to adopt this Distribution Plan (the "Plan") on behalf of the Fund by the Board of Directors (the "Board") pursuant to which the Fund, with respect to the Class L Shares of the Fund, will pay a distribution fee to Distributor in connection with the distribution of Class L Shares; and

WHEREAS, the Directors of the Fund as a whole, and the Directors who are not “interested persons” of the Fund (as defined in the Act) ("Independent Directors") and who have no direct or indirect financial interest in the operation of this Plan or in any agreement relating hereto (the "Qualified Directors"), having determined, in the exercise of reasonable business judgment and in light of their fiduciary duties that there is a reasonable likelihood that this Plan will benefit Class L shareholders and the Fund;

NOW THEREFORE, the Fund hereby adopts this Plan for the Class L Shares of the Fund, on the following terms and conditions:

1. A. The Fund is authorized to pay to Distributor as compensation for Distributor's sales and promotional activities and services ("Distribution Activities") under this Plan, a distribution fee at the rate of 0.25% on an annualized basis of the average weekly net assets attributable to Class L Shares of the Fund. Distribution Activities may include, but are not limited to, the following: (a) payments, including incentive compensation, to securities dealers or other financial intermediaries, financial institutions, investment advisers and others that are engaged in the sale of Class L Shares, or that may be advising shareholders of the Fund regarding the purchase, sale or retention of Class L Shares, or that hold Class L Shares for shareholders in omnibus accounts or as shareholders of record or provide shareholder support or administrative services to the Fund and its shareholders; (b) payments made to securities dealers or other financial intermediaries, financial institutions, investment advisers and others that render shareholder support services not otherwise provided by the Fund's transfer agent, including, but not limited to, allocated overhead, office space and equipment, telephone facilities and expenses, answering routine inquiries regarding the Fund, processing shareholder transactions, and providing such other shareholder services as the Fund may reasonably request; (c) expenses of maintaining personnel (including personnel of organizations with which the Fund has entered into agreements related to this Plan) who engage in or support distribution of Class L Shares; (d) costs of preparing, printing and distributing prospectuses and statements of additional information and reports of the Fund for recipients other than existing shareholders of the Fund; (e) costs of formulating and implementing marketing and promotional activities, including, but not limited to, sales seminars, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (f) costs of preparing, printing and distributing sales literature; (g) costs related to receiving and answering correspondence from prospective shareholders, including distributing prospectuses, statements of additional information, and shareholder reports; (h) costs of obtaining such information, analyses and reports with respect to marketing and promotional activities as the Fund may, from time to time, deem advisable; (i) costs of implementing and operating this Plan; and (j) such other distribution and service activities as the Fund determines may be paid for by the Fund pursuant to the terms of this Plan and in accordance with Rule 12b-1 of the Act; provided that if the Securities and Exchange Commission determines that any of the foregoing services are not permissible under Rule 12b-1, any payments for such activities will automatically cease. The Fund is authorized to engage in the activities listed above, and in any other activities related to the distribution of Class L Shares, either directly or through other persons with which the Fund has entered into agreements related to this Plan. Distribution fees are to be paid by the Fund quarterly, or at such other intervals as the Board shall determine. Such fees shall be based upon the Class L Shares' average weekly net assets during the preceding quarter, and shall be calculated and accrued weekly. Distributor shall use such fee, among other things, to make the payments contemplated by Paragraph 2(B) below and to pay interest and principal where such payments have been financed.

B. The Fund may pay fees to Distributor at a lesser rate than the fees specified in Section 1.A. of this Plan as agreed upon by the Board and Distributor and as approved in the manner specified in subsections (a), (b) and (c) of Paragraph 3 of this Plan.

2. A. The Fund hereby authorizes Distributor to enter into Sub-Agreements with certain securities dealers or brokers, administrators and others ("Recipients") to provide compensation to such Recipients based on the net asset value of Class L Shares of the Fund held by clients or customers of that Recipient, for activities and services of the type referred to in Paragraph (B) of this Paragraph 2 and Paragraph A of Paragraph 1. Distributor may also make payments to the investment adviser and/or sub-adviser, if any, of the Fund for reimbursement of marketing related expenses.

B. Distributor shall provide, or arrange for Recipients with which Distributor has entered into Sub-Agreements to provide, distribution services. The distribution services shall include assistance in the offering and sale of Class L Shares of the Fund and in other aspects of the marketing of the shares to clients or prospective clients of the respective Recipients including any advertising or marketing services provided by or arranged by Distributor, as well as Distribution Activities, with respect to the Class L Shares of the Fund.

3. This Plan shall not take effect with respect to the Fund unless it has been approved, together with any related agreements, by a majority vote, cast in person at a meeting (or meetings) called for the purpose of voting on such approval, of: (a) the Board; (b) the Interested Directors; and (c) the Qualified Directors.

4. This Plan may continue in full force and effect with respect to the Fund for so long as such continuance is specifically approved at least annually, following the first issuance of Class L Shares, in the manner provided for approval of this Plan in subsections (a), (b) and (c) of Paragraph 3.

5. Distributor shall provide, or cause to be provided, to the Board and the Board shall review, at least quarterly, a written report of the amounts expended with respect to the Fund by Distributor under this Plan and the purposes for which such expenditures were made.

6. The Fund may terminate this Plan any time (and related agreements without the payment of any penalty upon sixty (60) days written notice to an agreement-related party), by vote of a majority of the Qualified Directors, or by vote of a majority of the outstanding Class L voting securities of the Fund. Distributor may terminate its obligations under this this Plan with respect to the Fund, without payment of penalty, upon sixty (60) days written notice to the Fund. Notwithstanding the foregoing, any Plan-related agreement shall terminate automatically in the event of its assignment.

7. This Plan may not be amended to increase materially the amount of fees to be paid by the Fund unless such amendment is approved by a vote of a majority of the outstanding Class L Shares of the Fund, and no material amendment to the other provisions of this Plan shall be made unless approved in the manner provided for approval and annual renewal in subsections (a), (b) and (c) of Paragraph 3 hereof.

8. The amount of distribution fees payable by the Fund to Distributor under this Plan and the amounts received by Distributor under the Dealer Manager Agreement may be greater or lesser than the expenses actually incurred by Distributor on behalf of the Fund in serving as Distributor of the Shares. The distribution fees with respect to the Fund will be payable by the Fund to Distributor until either this Plan or the Dealer Manager Agreement is terminated or not renewed with respect to the Class L Shares of the Fund.

9. While this Plan is in effect, the selection and nomination of the Independent Directors shall be made solely at the discretion of the Independent Directors, and the Board shall satisfy the then-effective fund governance standards as defined in Rule 0-1(a)(7) under the Act.

10. As used in this Plan, the terms "majority of the outstanding voting securities," "assignment" and "interested person" shall have the same meanings as those terms have in the Act.

11. The Fund shall preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made pursuant to Paragraph 5 hereof for a period of not less than six years from the date thereof, the first two years in an easily accessible place.

12. The Directors of the Fund and the shareholders of the Fund shall not be liable for any obligations of the Fund under this Plan, and Distributor or any other person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Fund in settlement of any such right or claim, and not to such Directors or shareholders.

3